EXHIBIT 10.1

COMMON STOCK PURCHASE AGREEMENT

Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”), made as of the last executed date below (the “Effective Date”), by and among Andrew Birnbaum, with an address at 11700 W. Charleston Blvd., #170-74, Las Vegas, NV 89135 (the “Buyer”), Friction & Heat, LLC a Utah limited liability company, with an address at 7325 Oswego Road, New York 13090 (the “Seller”), and Quest Management, Inc., a public company organized in the state of Nevada and traded on the OTC under the symbol “QSMG” with its principle address located at 7325 Oswego Road, New York 13090 (the “Company”). Each of the Buyer, the Seller, and the Company is referred to herein as a “Party,” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company has authorized 750,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of which 261,055,120 shares of Common Stock are issued and outstanding as of the date hereof (the “Outstanding Shares”);

WHEREAS, the Seller owns 200,000,000 shares of the Common Stock or approximately 76.6% of the Outstanding Shares (the “Control Stock”), as of the date hereof;

WHEREAS, the Seller wishes to sell the Control Stock to the Buyer subject to this Agreement is entered with the Buyer and pursuant to the terms and conditions set forth herein;

WHEREAS, the Buyer desires to acquire control of the Company by acquiring the Control Stock from the Seller subject to this Agreement is entered with the Seller and pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, and subject to the terms and conditions hereof, the Parties hereby agree as follows:

1.                  Sale of Control Stock. The Seller hereby sells to the Buyer the Control Stock for an aggregate purchase price of Four Hundred Thousand and 00/100 United States Dollar (US$400,000.00) (the “'Purchase Price”), payable on or before seven days from the date of execution (the “Closing Date”).

2.               Conditions to Closing by the Seller. The obligations of the Seller to consummate this Agreement is subject to the satisfaction of the following conditions:

a.       Each of the Buyer, the Company, and the Seller shall have provided an executed copy of the Agreement;

b.       The Company shall have received approval from its board of directors (the “Board”) and its shareholders for the execution of this Agreement and the transactions contemplated hereby;

3.       Conditions to Closing by the Buyers. The obligations of the Buyer to consummate this Agreement are subject to the satisfaction of the following conditions:

a.                   Each of the Buyer, the Company, and the Seller shall have provided an executed copy of the Agreement;

b.                   The Company shall acknowledge that the Company has 261,055,120 shares of Common Stock issued and outstanding as of the date hereof and that there are no outstanding warrants, options, contracts, rights of any kind outstanding by the Company.

c.                   The Company shall acknowledge that there are no outstanding debts other than those disclosed in this Agreement.

d.                   The Company shall acknowledge that the Control Stock being transferred by the Sellers’ Agent are validly issued, fully paid and are non-assessable.

e.                   The Company shall have received approval from its Board and its shareholders for the execution of this Agreement and consummation of the transactions contemplated hereby; and

4.       Appointment of Escrow Agent. The Buyer, the Company, and the Seller shall appoint Brunson Chandler & Jones, PLLC, with an address at 175 S. Main St., Suite 1410, Salt Lake City, UT 84111, at Buyer’s expense as Escrow Agent to act in accordance with and subject to the terms of this Agreement.

5.       Duties of the Escrow Agent. Escrow Agent shall hold the Control Stock and a medallion guaranteed stock power executed by the Seller until the Buyer pays the Purchase Price to the Seller by the date in accordance with paragraph 1 above. When the Purchase Price is paid in accordance with paragraph 1 above, said Control Stock and medallion guaranteed stock power are to be sent by certified mail to the Buyer and the Purchase Price is to be wired to the Seller.

6.       Representations and Warranties of the Seller, and the Company. The Seller, and the Company hereby represents and warrants to the Buyer, that the statements in the following paragraphs of this Section 6 are all true and complete as of the date this Agreement is executed:

a.       Liabilities of the Company. The Company’s will have no outstanding liabilities at closing; and

b.       Full Power and Authority. The Seller, and the Company represents that they have full power and authority to enter into this Agreement.

c.       Indemnification. Company and Seller shall indemnify and hold harmless the Buyer from and against any and all losses, damages, expenses and liabilities (collectively “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof, including enforcement of this Agreement (collectively “Actions” and together with the Liabilities, the “Losses”). Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement notwithstanding the absence of a final determination as to Sellers’ Agent obligation to reimburse any of the Buyer’s Losses and the possibility that such payments might later be held to have been improper.

7.       Representations and Warranties of the Buyers. The Buyer hereby represents and warrants to the Sellers that the statements in the following paragraphs of this Section 7 are all true and complete as of the Payment Date:

a.       Affidavit of Source of Funds. Prior to payment of the Purchase Price, the Buyer shall execute an Affidavit of Source of Funds which attests that the funds to be transferred are not the proceeds of, nor are intended for or being transferred in the furtherance of, any illegal activity or activity prohibited by federal or state laws. Such illegal activity may include, but is not limited to, tax evasion; financial misconduct; environmental crimes; activity involving drugs and other controlled substances; counterfeiting; espionage; kidnapping; smuggling; copyright infringement; entry of goods into the United States by means of false statements; terrorism; terrorist financing or other material support of terrorists or terrorism; arms dealing; bank fraud; wire fraud; mail fraud; concealment of assets or any effort by conspiracy or otherwise to defeat, defraud or otherwise evade, any party or the court in a bankruptcy proceeding, a receiver, a custodian, a trustee, a marshal, or any other officer of the court or government or regulatory official; bribery or any violation of the Foreign Corrupt Practices Act; trading with enemies of the United States; forgery; or fraud of any kind. Buyer further warrants that all transfers of monies will be in accordance with the Money Laundering Control Act of 1986 as amended.

b.       Full Power and Authority. The Buyer represents that they have full power and authority to enter into this Agreement and consummating the transactions contemplated hereby.

c.       Investment Experience. The Buyer understands this transaction involves substantial risk. Buyer:

i.       has experience as a purchaser in securities of companies in the development stage and acknowledges that they can bear the economic risk of the Buyer’s investment in the New Stock; and,

ii.       has such knowledge and experience in financial, tax, and business matters so as to enable the Buyer to evaluate the merits and risks of an investment in the New Stock, to protect the Buyer’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

d.       No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. The Buyer is not relying on any oral or written statements made by Seller, or the Company, their employees or affiliates in entering into this Agreement.

e.       Compliance. The Buyer shall comply with all applicable securities laws, rules and regulations regarding this Agreement, its management of the Company, the transactions contemplated hereby and all related transactions, including, but not limited to, the timely and accurate filing of any forms required by the U.S. Securities and Exchange Commission for the Company.

8.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than the State of New York.

9.       Term/Survival. The terms of this Agreement shall be effective as of the Execution of this Agreement, and continue until such time as the payment of the Purchase Price and all other amounts due hereunder are fully satisfied, however; the terms, conditions, and obligations of Sections 7 through 10, 12 through 23 hereof shall survive the termination of this Agreement.

10.       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except that Buyers may not assign or transfer any of their rights or obligations under this Agreement.

11.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A telefaxed copy of this Agreement shall be deemed an original.

12.       Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

13.       Ambiguities. Each Party and its counsel have participated fully in the review and revision of this Agreement. The Parties understand and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

14.       Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

15.       Modifications and Waivers. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the execution of this Agreement, and signed by all the Parties. No waiver of any breach, term, condition or remedy of this Agreement by any Party shall constitute a subsequent waiver of the same or any other breach, term, condition or remedy. All remedies, either under this Agreement, by law, or otherwise afforded the Buyer shall be cumulative and not alternative.

16.       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

17.       Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

18.       Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or the Sellers’ Agent, Buyer and the Sellers’ Agent shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

19.       Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

a.       if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

b.       if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails; and

c.       if given by courier or other means, when received or personally delivered, and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 19.

20.       Insider Trading. The Sellers’ Agent, and the Buyer hereby certify that they have not themselves, nor through any third parties, purchased nor caused to be purchased in the public marketplace any publicly traded shares of the Company. The Sellers’ Agent and the Buyer further certify they have not communicated the nature of the transactions contemplated by the Agreement, are not aware of any disclosure of nonpublic information concerning said transactions, and are not a party to any insider trading of Company shares.

21.       Binding Arbitration. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such a solution within a period of sixty (60) days, then, upon notice by either Party to the other, all disputes, claims, questions, or disagreements shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules including the Optional Rules for Emergency Measures of Protection, and judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

22.       Consent to Jurisdiction. Subject to the provisions of Section 21 (Which shall govern any disputes arising thereunder), the parties agree that jurisdiction and venue in any action or proceeding brought by any party in connection with this Agreement, the transactions contemplated hereby, or the performance of the obligations imposed hereunder shall properly and exclusively lie in Onondaga County, in the State of New York. Each Party also agrees not to bring any suit, action, or proceeding in connection with this Agreement, the transaction contemplated hereby, or the performance of the obligations imposed hereunder in any court. By execution and delivery of this Agreement, each party irrevocably submits to the jurisdiction of such binding arbitration for itself and in respect to any such action or proceeding. The Parties irrevocably agree that Venue would be proper in Onondaga County, in the State of New York, and hereby waive any objection that such Venue is an improper or inconvenient forum for the resolution of such action or proceeding.

23.       Non-Recourse. This Agreement may only be enforced against, and any Claim based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, and no Debt Financing Source, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any Claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

In Witness Whereof, the Parties hereto have executed this Agreement as of the last date written below.

THE SELLER	THE BUYER

Friction & Heat, LLC:	Andrew Birnbaum

/s/_________________________________	/s/__________________________________
By: Joseph Passalaqua	By: Andrew Birnbaum, individually
Its: Managing Member

Date: June 4, 2020	Date: June 4, 2020

THE COMPANY

Quest Management, INC.

/s/_________________________________
By: Yamilka Veras
Its: President and Chief Executive Officer

Date: June 4, 2020